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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151829

Prospectus Supplement
To Prospectus and Related Prospectus
Supplement, Each Dated July 31, 2008

 5,000,000 Shares

Common Stock

This prospectus supplement supplements, and must be read in conjunction with, the prospectus and prospectus supplement, each dated July 31, 2008, relating to the underwritten public offering of up to 5,750,000 shares of common stock of CardioNet, Inc. by certain stockholders of CardioNet.

We have been advised by the underwriters that, prior to purchasing the shares being offered pursuant to the prospectus supplement and related prospectus, on July 30, 2008 and July 31, 2008 one of the underwriters purchased, on behalf of the syndicate, 21,004 shares at an average price of $25.7346 per share in stabilizing transactions.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is August 1, 2008.

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  Filed Pursuant to Rule 424(b)(3) Registration No. 333-151829
5,000,000 Shares
Common Stock